Exhibit 99.6

                       INTERSTATE POWER AND LIGHT COMPANY

                                Offer to Exchange
              Shares of 8.375% Series B Cumulative Preferred Stock
                           For Any and All Outstanding
              Shares of 8.375% Series A Cumulative Preferred Stock

                                                                __________, 2003

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           The Exchange Offer will expire at 11:59 p.m., New York City time, on ________, 2003, unless the Offer is extended.
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To  Brokers, Dealers, Commercial Banks,
    Trust Companies and Other Nominees:

     Interstate Power and Light Company (the "Company") is offering, upon and subject to the terms and conditions set forth in the Prospectus, dated ________, 2003 (the "Prospectus"), and the enclosed Letter of Transmittal (the "Letter of Transmittal"), to exchange (the "Exchange Offer") its shares of 8.375% Series B Cumulative Preferred Stock (the "New Preferred Shares"), which have been registered under the Securities Act of 1933, as amended, for all of its issued and outstanding unregistered shares of 8.375% Series A Cumulative Preferred Stock (the "Old Preferred Shares"). The Exchange Offer is being made in order to satisfy certain obligations of the Company contained in the Registration Rights Agreement dated December 20, 2002, by and between the Company and the initial purchasers named therein, relating to the 8.375% Series A Cumulative Preferred Stock.

     We are requesting that you contact your clients for whom you hold Old Preferred Shares regarding the Exchange Offer. For your information and for forwarding to your clients for whom you hold Old Preferred Shares registered in your name or in the name of your nominee, or who hold Old Preferred Shares registered in their own names, we are enclosing the following documents:

     1. The Prospectus;

     2. The Letter of Transmittal for your use and for the information of your clients;

     3. A form of Notice of Guaranteed Delivery;

     4. A form of letter which may be sent to your clients for whose accounts you hold Old Preferred Shares registered in your name or the name of your nominee, along with an instruction form for obtaining such clients' instructions with respect to the Exchange Offer; and

     5. Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9.

     Your prompt action is required. The Exchange Offer will expire at 11:59 p.m., New York City time, on ______, 2003, unless extended by the Company (the "Expiration Date"). Old Preferred Shares tendered pursuant to the Exchange Offer may be withdrawn at any time before the Expiration Date.
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     To participate in the Exchange Offer, certificates for Old Preferred
Shares, or a timely confirmation of a book-entry transfer of such Old Preferred Shares into the Exchange Agent's account at the Depository Trust Company, together with a duly executed and properly completed Letter of Transmittal (or facsimile thereof), with any required signature guarantees and any other required documents, should be sent to the Exchange Agent, all in accordance with the instructions set forth in the Letter of Transmittal and the Prospectus.

     If the registered holder of Old Preferred Shares desires to tender, but such Old Preferred Shares are not immediately available, or time will not permit such holder's Old Preferred Shares or other required documents to reach the Exchange Agent before the Expiration Date, or the procedure for book-entry transfer cannot be completed on a timely basis, a tender may be effected by following the guaranteed delivery procedures described in the Prospectus under "The Exchange Offer - Guaranteed Delivery Procedures."

     We will, upon request, reimburse brokers, dealers, commercial banks and trust companies for reasonable and necessary costs and expenses incurred by them in forwarding the Prospectus and the related documents to the beneficial owners of Old Preferred Shares held by them as nominee or in a fiduciary capacity. We will pay or cause to be paid all transfer taxes applicable to the exchange of Old Preferred Shares pursuant to the Exchange Offer, except as set forth in Instruction 6 of the Letter of Transmittal.

     Any inquiries you may have with respect to the Exchange Offer, or requests for additional copies of the enclosed materials, should be directed to the Exchange Agent at its address and telephone number set forth on the front of the Letter of Transmittal.

                                             Very truly yours,



                                             SHAREOWNER SERVICES DEPARTMENT
                                             OF ALLIANT ENERGY CORPORATION


     Nothing herein or in the enclosed documents shall constitute you or any person as an agent of the Company or the Exchange Agent, or authorize you or any other person to use any document or make any statements on behalf of either of them with respect to the Exchange Offer, except for statements expressly made in the Prospectus or the Letter of Transmittal.


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